Exhibit 99.1

For Immediate Release

Contact:

Robert Thornton, Jr., SunLink, 770-933-7004 or Robert.thornton@sunlinkhealth.com

Elisabeth Wang, Piedmont Healthcare, 678-316-9345 or Elisabeth.Wang@piedmont.org

Piedmont Mountainside and SunLink Subsidiaries Sign Definitive Agreement for Gilmer County Healthcare Services

Ellijay, Ga. June 6, 2016 – Piedmont Mountainside Hospital and subsidiaries of SunLink Health Systems, Inc. have signed a definitive agreement under which Piedmont Mountainside will lease and operate the existing emergency department facility of North Georgia Medical Center. Piedmont will also lease a nearby medical office building and adjacent facilities which house physician offices and related services. SunLink’s subsidiary, Southern Health Corporation of Ellijay, Inc. will continue to provide long-term care and skilled nursing care at its 100-bed Gilmer Nursing Center. North Georgia Medical Center has provided the state with 30-days notice that it will suspend hospital services. The emergency department lease will commence after final approval and licensing by Georgia’s Department of Community Health (DCH) and is expected to be completed by September 1, 2016 and re-opened by November 1, 2016. The lease of the medical office building will be effective July 1, 2016.

Piedmont Mountainside currently serves many Gilmer County residents and this affiliation will further strengthen Piedmont Mountainside’s existing commitment to the community. Piedmont and SunLink remain committed to providing a broad range of healthcare services to Ellijay and Gilmer County, including continuation of critical emergency department services, primary and specialty physician practices, upgraded skilled nursing services, as well as high quality inpatient acute care services at Piedmont Mountainside Hospital.

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